Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Corcept Therapeutics Incorporated 2024 Incentive Award Plan (As Amended), of our reports dated February 24, 2026, with respect to the consolidated financial statements of Corcept Therapeutics Incorporated and the effectiveness of internal control over financial reporting of Corcept Therapeutics Incorporated, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

May 29, 2026